                                    Exhibit 99.1

News Release

International Paper Completes Divestiture of Five European Corrugated Box Plants to Satisfy Regulatory Commitments from the Acquisition of DS Smith Plc

Memphis, Tenn. – JULY 1, 2025 – International Paper (NYSE: IP; LSE: IPC), a global leader in sustainable packaging, today announced the completion of the divestiture of five European plants to PALM Group to satisfy regulatory commitments from its acquisition of DS Smith Plc. The sale includes (i) three plants in Normandy, France (namely, one box plant in Saint-Amand, one box plant in Mortagne, and one sheet plant in Cabourg); (ii) one box plant in Ovar, Portugal; and (iii) one box plant in Bilbao, Spain.

The sale of these facilities was agreed to with the European Commission as a remedy for IP's acquisition of DS Smith Plc, as published on the Commission's website on January 24, 2025.

As a result, IP has satisfied all of its obligations towards the European Commission in connection with the acquisition of DS Smith Plc.

About International Paper
International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in  Memphis, Tenn., USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com.

About PALM
PALM is a family-owned company with its headquarter in Aalen (Germany). PALM is one of the leading European producers of containerboard, graphic paper and corrugated packaging. PALM operates 5 paper mills and now 33 corrugated box plants in Europe. In 2024, 4,200 employees achieved a turnover of €2 billion. PALM continually strives to serve their customers with high product quality, reliable service and sustainable production processes. Additional information can be found by visiting palm.de.